Exhibit 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Chile corresponding to the headings below that is contained in Exhibit 99.D to Chile’s annual report on Form 18-K for the fiscal year ended December 31, 2015. To the extent the information in this section differs from the information contained in such annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

CERTAIN DEFINED TERMS AND CONVENTIONS

Exchange Rates

For your convenience, Chile has provided translations of certain amounts into U.S. dollars at the rates specified below unless otherwise indicated.

Exchange Rate(1)
At January 31, 2016	Ps.711.7 per US$ 1.00
At February 29, 2016	Ps.689.2 per US$ 1.00
At March 31, 2016	Ps.675.1 per US$ 1.00
At April 30, 2016	Ps.663.4 per US$ 1.00
At May 31, 2016	Ps.690.3 per US$ 1.00
At June 30, 2016	Ps.661.5 per US$ 1.00
At July 31, 2016	Ps.664.9 per US$ 1.00
At August 31, 2016	Ps.673.2 per US$ 1.00
At September 30, 2016	Ps.659.1 per US$ 1.00
At October 31, 2016	Ps.651.7 per US$ 1.00
At November 30, 2016	Ps.675.5 per US$ 1.00
At December 31, 2016	Ps.667.3 per US$ 1.00
Average for the year ended December 31, 2016	Ps.676.8 per US$ 1.00

(1) As reported by the Central Bank in accordance with paragraph 2 of article 44 of its Constitutional Organic Act.

The Central Bank reported the exchange rate for Chile’s formal exchange market at Ps. 666.41 per US$1.00 as of January 6, 2017. The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos.

REPUBLIC OF CHILE

Political Parties

Municipal Elections

Municipal elections in all municipalities of Chile, took place on October 23, 2016. The Nueva Mayoría coalition obtained 37.06% of the votes cast, the Chile Vamos coalition obtained 38.47% of the votes cast and candidates for alcaldes (mayors position) running on an independent ballot obtained in the aggregate, 17.35% of the votes cast. The Chile Vamos coalition increased by approximately 20% the number of alcaldes elected in comparison with the 2012 municipal election, while the Nueva Mayoría coalition decreased by approximately 16% the number of alcaldes elected, compared to the 2012 election.

THE ECONOMY

Gross Domestic Product

For the nine months ended September 30, 2016, GDP increased by 1.8% compared to the same period in 2015, consumption increased by 2.8% and exports increased by 0.8%. During that period, aggregate domestic demand increased by 1.2%, gross fixed capital formation increased by 0.9% and imports decreased by 1.4%, in each case compared to the same period in 2015.

Economic Performance Indicators

The following table sets forth certain macroeconomic performance indicators for the fiscal quarters indicated:

	Current Account (millions of US$)(1)	GDP Growth (in %)(2)	Domestic Demand Growth (in %)(2)
2016
First quarter	673.2	2.3	1.2
Second quarter	(632.7)	1.6	1.5
Third quarter	(2,772.3)	1.6	0.8

(1) Current account data for the periods indicated.

(2) % change from previous year at period end.

Source: Chilean Central Bank.

The following tables present GDP and expenditures measured at current prices and in chained volume at previous period prices, each for the periods indicated:

GDP and Expenditures
(at current prices for period indicated, in billions of Chilean pesos)

	January/September 2015	January/September 2016
GDP	115,852	122,751
Aggregate Domestic Demand	115,801	122,208
Gross Fixed Capital Formation	26,017	27,555
Change in Inventories	469	(1,017)
Total Consumption	89,316	95,670
Private Consumption	74,169	79,238
Government Consumption	15,147	16,432
Total Exports	35,013	35,037
Total Imports	34,962	34,494
Net Exports	51	543

Source: Chilean Central Bank.

GDP and Expenditure
(chained volume at previous period prices, in billions of Chilean pesos)

	January/September 2015	January/September 2016
GDP	87,883	89,490
Aggregate Domestic Demand	89,952	91,000
Gross Fixed Capital Formation	20,737	20,918
Change in Inventories	39	(1,030)
Total Consumption	69,175	71,112
Private Consumption	58,643	59,886
Government Consumption	10,533	11,226
Total Exports	30,598	30,837
Total Imports	32,873	32,397
Net Exports	(2,275)	(1,561)

Source: Chilean Central Bank.

Composition of Demand

For the nine months ended September 30, 2016, consumption, as a percentage of GDP and measured at current prices, increased from 77.1% to 77.9% compared to the same period in 2015. Gross fixed capital formation decreased slightly from 22.5% of GDP to 22.4% of GDP in the first nine months of 2016 compared to the same period in 2015. Exports decreased from 30.2% of GDP to 28.5% of GDP and imports also decreased from 30.2% of GDP to 28.1% of GDP in the first nine months of 2016.

The following table presents GDP by categories of aggregate demand for the periods indicated:

GDP by Aggregate Demand
(percent of total GDP, except as indicated)

	2012	2013	2014	2015	January/ September 2015	January/ September 2016
GDP (in billions of pesos)	Ps. 129,028	Ps. 137,230	Ps. 147,568	Ps. 157,511	Ps. 115,852	Ps. 122,751
Domestic Absorption	100.2	100.8	99.1	100.3	100.0	99.6
Total Consumption	74.7	76.3	76.9	77.9	77.1	77.9
Private Consumption	62.5	63.8	63.9	64.5	64.0	64.6
Government Consumption	12.1	12.5	13.0	13.4	13.1	13.4
Change in inventories	1.5	0.6	(0.9)	(0.3)	0.4	(0.8)
Gross Fixed Capital Formation	24.1	23.8	23.0	22.7	22.5	22.4
Exports of goods and services	34.3	32.3	33.4	30.0	30.2	28.5
Imports of goods and services	34.5	33.1	32.5	30.3	30.2	28.1

Source: Chilean Central Bank.

Savings and Investment

For the nine months ended September 30, 2016, GDP total gross savings (or domestic gross investment) decreased as a percentage of GDP as a consequence of a decrease in national savings.

The following table sets forth information for savings and investments for the periods indicated:

Savings and Investment
(% of GDP)

	January/September 2015	January/September 2016
National Savings	21.3	20.1
External Savings	1.6	1.5
Total Gross Savings or Domestic Gross Investment	22.9	21.6

Source: Chilean Central Bank.

Principal Sectors of the Economy

For the nine months ended September 30, 2016, GDP increased by 1.8% compared to the same period in 2015 to US$131 billion, primarily as a result of a 2.8% increase in the services sector, while the primary sector decreased by 1.6% and the manufacturing sector decreased by 0.6%. This growth was mainly driven by domestic absorption, which reached 99.6% of GDP.

The following tables present the components of Chile’s GDP and their respective growth rates for the periods indicated:

Nominal GDP by Sector
(% of GDP, except as indicated)

	January/September 2015		January/September 2016
PRIMARY SECTOR:		12.9		11.7
Agriculture, livestock and forestry		3.1		3.3
Fishing		0.7		0.7
Mining		9.1		7.7
Copper		8.2		6.8
Other		0.9		0.9

MANUFACTURING SECTOR:		10.9		10.8
Foodstuffs, beverages and tobacco		4.4		4.2
Textiles, clothing and leather		0.2		0.2
Wood products and furniture		0.6		0.5
Paper and printing products		1.2		1.2
Chemicals, petroleum, rubber and plastic products		2.3		2.2
Non-metallic mineral products and base metal products		0.5		0.5
Metal products, machinery and equipment and miscellaneous manufacturing		1.7		1.9

SERVICES SECTOR:		67.5		68.9
Electricity, oil and gas and water		2.4		2.8
Construction		7.5		7.3
Trade and catering		10.5		10.9
Transport		4.8		4.9
Communications		1.5		1.4
Financial services		18.6		18.8
Housing		5.4		5.5
Personal services		11.9		12.5
Public administration		4.9		4.9

Subtotal		91.3		91.3
Net adjustments for payments made by financial institutions, VAT and import tariffs		8.7		8.7
Total GDP		100		100
Nominal GDP (millions of Pesos)	Ps.	115,851,938	Ps.	122,750,780

Source: Chilean Central Bank.

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Change in GDP by Sector
(% change from previous year, except as indicated)

	2011		2012		2013		2014		2015		January/ September 2016(1)
PRIMARY SECTOR:		(2.1)		2.6		4.5		1.5		0.6		(1.6)
Agriculture, livestock and forestry		10.5		(5.6)		2.6		(4.5)		5.6		3.2
Fishing		21.3		21.2		(13.2)		6.9		(3.2)		1.4
Mining		(5.2)		3.8		5.5		2.5		(0.2)		(2.8)
Copper		(6.2)		3.9		5.9		2.7		(0.1)		(2.8)
Other		6.6		3.2		3.0		1.2		(1.4)		(3.3)

MANUFACTURING SECTOR:		7.7		3.4		1.5		(0.8)		1.9		(0.6)
Foodstuffs, beverages and tobacco		9.7		5.6		(0.4)		(1.0)		2.5		(3.5)
Textiles, clothing and leather		9.3		10.3		4.5		(5.4)		(2.2)		(2.2)
Wood products and furniture		10.9		(0.5)		4.6		3.3		1.5		3.9
Paper and printing products		10.1		3.4		2.6		(1.5)		0.2		(2.1)
Chemicals, petroleum, rubber and plastic products		0.0		2.4		4.6		2.3		3.6		(0.5)
Non-metallic mineral products and base metal products		17.6		(4.5)		3.8		(2.1)		0.4		5.4
Metal products, machinery and equipment and miscellaneous manufacturing		4.7		4.0		(1.9)		(2.7)		1.7		3.1

SERVICES SECTOR:		7.8		6.4		4.3		2.5		2.7		2.8
Electricity, oil and gas and water		11.7		8.4		6.0		4.0		1.4		3.1
Construction		6.8		7.2		3.8		2.6		2.3		(0.1)
Trade and catering		12.1		6.7		6.8		0.4		2.0		3.4
Transport		6.7		11.0		6.3		2.8		3.1		4.4
Communications		7.7		7.5		6.8		7.3		7.9		0.2
Financial Services		8.8		6.6		2.9		1.6		2.6		1.6
Housing		2.5		2.9		1.8		1.7		1.7		2.0
Personal Services		7.0		5.3		4.2		4.3		2.9		6.0
Public Administration		0.7		3.6		3.9		3.4		3.8		3.7

Subtotal		6.0		5.5		4.3		2.0		2.3		1.7
Net adjustments for payments made by financial institutions, VAT and import tariffs		8.9		6.9		4.2		1.5		2.4		1.5
Total GDP		5.8		5.5		4.0		1.9		2.3		1.8
Real GDP (chained volume at previous year prices)	Ps.	103,954,673	Ps.	109,627,615	Ps.	113,987,063	Ps.	116,125,911	Ps.	118,803,272	Ps.	89,489,901

(1) Compared to the same period in 2015

Source: Chilean Central Bank.

Primary Sector

The Chilean economy’s primary sector’s direct contribution to GDP was 11.7% in the first nine months of 2016, compared to 12.9% in the same period in 2015.

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Agriculture, Livestock and Forestry

The agriculture, livestock and forestry sector contributed US$4.5 billion in exports for the nine months ended September 30, 2016, or 10.2% of exports by value, compared to US$4.4 billion, or 9.2%, during the same period in 2015.

Fishing

For the eight months ended August 30, 2016, the estimated annual catch was 1.82 million tons, of which sea-caught products accounted for 65%, and aquaculture accounted for 35%, compared to an estimated annual catch of 1.7 million tons in the same period in 2015, of which sea-caught products accounted for 71.3% and aquaculture accounted for 28.7%.

Mining

For the nine months ended September 30, 2016, the mining sector accounted for 7.7% of GDP, compared to 9.1% during the same period in 2015, reflecting the impact on this sector of the decrease in international copper prices. Mining products accounted for 49.9% and 51.9% of total exports, amounting to approximately US$22.0 billion and US$24.6 billion for the first nine months of 2016 and 2015, respectively.

Manufacturing Sector

The following table sets forth information regarding the output of manufacturing production for the periods indicated:

Output of Manufactured Products
(in billions of pesos and as a percent of total)

	2011		2012		2013		2014		2015		January/ September 2016
	(Ps.)	(%)	(Ps.)	(%)	(Ps.)	(%)	(Ps.)	(%)	(Ps.)	(%)	(Ps.)	(%)
Foodstuffs, beverages and tobacco	4,977	37.4	5,363	38.5	5,769	38.8	6,247	39.7	6,785	39.6	5,197	39.3
Textiles, clothing and leather	341	2.6	356	2.6	374	2.5	345	2.2	329	1.9	256	1.9
Wood products and furniture	556	4.2	577	4.1	655	4.4	823	5.2	886	5.2	632	4.8
Paper and printing products	1,612	12.1	1,329	9.5	1,470	9.9	1,701	10.8	1,975	11.5	1,507	11.4
Chemicals, petroleum, rubber and plastic products	2,715	20.4	3,014	21.6	3,317	22.3	3,389	21.5	3,611	21.1	2,649	20.0
Non-metallic mineral products and base metal products	870	6.5	786	5.6	824	5.5	803	5.1	780	4.6	586	4.4
Metal products, machinery and equipment and miscellaneous manufacturing	2,225	16.7	2,515	18.0	2,473	16.6	2,431	15.4	2,766	16.1	2,394	18.1
Total	13,295	100.0	13,940	100.0	14,883	100.0	15,738	100.0	17,131	100.0	13,220	100.0

Source: Chilean Central Bank.

For the nine months ended September 30, 2016, the manufacturing sector decreased by 0.6%, compared to the same period in 2015, mainly as a result of a decrease in the

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production of foodstuffs, beverages and tobacco, which was offset by an increase in the production of non-metallic mineral products and base metal products.

For the nine months ended September 30, 2016, exports of manufactured foodstuff products remained at US$6.0 billion, compared to the same period in 2015.

The chemicals, petroleum products, rubber and plastics industries exported approximately US$3.0 billion during the first nine months of 2016, compared to US$3.3 billion during the same period in 2015.

For the nine months ended September 30, 2016, wine exports remained at US$1.4 billion, compared to the same period in 2015.

Services Sector

Energy

In May, 2016, Chile launched the largest auction of electricity supply contracts in its history and attracted 84 bids. On August 17, 2016, the National Energy Commission awarded contracts to supply 12,430 gigawatt-hours a year of electricity over 20 years starting in 2021.

Tourism

For the three months ended March 30, 2016, a total of 1.8 million tourists visited Chile, primarily from Argentina (58.4%), Bolivia (6.5%), Peru (6.1%), Brazil (4.7%), United States (3.9%), Colombia (1.6%) and Germany (1.5%), compared to 1.4 million for the same period in 2015, primarily from Argentina (48.5%), Bolivia (8.4%), Brazil (7.6%), Peru (7.4%), the United States (4.2%), Germany (2.0%), Colombia (1.7%), France (1.7%) and Spain (1.5%).

Personal Services

For the nine months ended September 30, 2016, the personal services sector accounted for 12.5% of GDP, compared to 11.9% for the same period in 2015.

Financial Services

For the nine months ended September 30, 2016, the financial services sector contributed 18.8% to GDP, compared to 18.6% for the same period in 2015.

As of September 30, 2016, the market capitalization of the Latin American Integrated Market (Mercado Integrado Latinoamericana, or MILA) totaled US$774.9 billion.

Transport and Communications

Transport. For the nine months ended September 30, 2016, the transport sector accounted for 4.9% of GDP, compared to 4.8% for the same period in 2015.

Communications. For the nine months ended September 30, 2016, the communications sector accounted for 1.4% of GDP, compared to 1.5% for the same period in 2015.

As of June 30, 2016, the country had 22.7 million mobile subscribers and 3.4 million fixed telephone lines, representing a penetration rate of 124.8% for mobile telephone services and 18.7% for fixed-line services (including pay phones).

The following table provides a summary of certain information relating to the telecommunications sector in Chile:

Summary Telecommunications Sector Information

	As of December 31,					As of June
	2011	2012	2013	2014	2015	30, 2016
Lines per 100 inhabitants	19.5	18.8	19.0	19.1	19.0	18.7
Cellular subscribers per 100 inhabitants	128.8	137.0	134.2	132.2	128.2	124.8
Domestic long distance minutes (million) (1)	908.1	749.4	588.1	285.2	n.a.	n.a.
International long distance minutes (only outgoing, million)	135.3	122.0	114.0	106.7	89.1	34.9
Internet per 100 inhabitants(2)	11.7	12.5	13.1	14.0	15.1	15.6

(1) Domestic long distance data became available as of September 2014, the government has since implemented flat rates for local and national long distance calls.

(2) Refers to the number of lines in service per Chilean resident, based on annual population estimates by the National Statistics Institute of Chile, multiplied by a factor of 100.

Source: Ministry of Transportation and Telecommunications, or SUBTEL.

Housing

For the nine months ended September 30, 2016, the housing sector accounted for 5.5% of GDP, compared to 5.4% in the same period in 2015.

Public Administration

For the six months ended June 30, 2016, the public administration sector remained at 4.9% of GDP, compared to the same period in 2015.

Employment and Labor

Employment

As of September 30, 2016, the rate of unemployment stood at 6.8%.

The following table presents information on employment and the labor force in Chile for the periods indicated:

Employment and Labor
(in thousands of persons or percentages)

	2011	2012	2013	2014	2015	Nine months ended September 30, 2016
Nationwide:
Labor force	8,128	8,234	8,431	8,527	8,671	8,692
Employment	7,589	7,742	7,915	8,003	8,165	8,105
Participation rate (%)	59.9	59.7	60.2	60.0	60.0	59.4
Unemployment rate (%)	7.1	6.4	6.0	6.2	5.8	6.8
Santiago:
Labor force	2,968	3,019	3,077	3,161	3,128	3,189
Employment	2,784	2,863	2,885	2,954	2,914	2,958
Participation rate (%)	60.3	60.7	61.2	62.3	61.1	61.9
Unemployment rate (%)	6.2	5.2	6.2	6.5	6.8	7.2

Source: National Statistics Institute and University of Chile surveys.

For the nine months ended September 30, 2016, the manufacturing sector employed 10.9% of Chile’s labor force and contributed 10.8% of GDP. For the same period, the agriculture, livestock, forestry and fishing sectors contributed 4.0% of GDP and accounted for 9.2% of Chile’s labor force. The mining sector, however, accounted for 7.7% of GDP and employed only around 2.5% of Chile’s labor force, due to the less labor-intensive nature of this sector.

The following table presents information regarding the average percentage of the labor force working in each sector of the economy for the periods indicated:

Employment(1)
(% by sector employed)

	2011	2012	2013	2014	2015	Nine months ended September 30, 2016
PRIMARY SECTOR	13.2	13.3	12.7	12.4	12.2	11.7
Agriculture, livestock and forestry and fishing	10.3	10.0	9.5	9.4	9.4	9.2
Mining	2.9	3.3	3.2	3.0	2.8	2.5
MANUFACTURING SECTOR	11.5	11.6	11.3	11.4	11.1	10.9
SERVICES SECTOR	75.3	75.2	76.0	76.2	76.7	77.4
Electricity, gas and water	0.8	0.7	0.7	0.7	0.8	1.1
Construction	8.1	8.3	8.7	8.4	8.6	8.9
Trade and catering	24.3	23.4	23.9	23.6	23.7	23.5
Transport and communications	7.2	7.3	7.4	7.3	7.4	8.4
Financial services	1.6	1.8	2.2	2.1	2.1	2.1
Community and social services	33.2	33.7	33.2	34.2	34.1	33.4
TOTAL	100.0	100.0	100.0	100.0	100.0	100.0

(1) Constitutes an average across each period indicated.

Source: National Statistics Institute.

For the nine months ended September 30, 2016, women accounted on average for 41.0% of the total labor force.

As of August 31, 2016, 8.9 million workers were enrolled in the unemployment insurance system, which manages total assets valued at US$6.2 billion.

Wages

Real Wages
(% change on previous period)

	2011	2012	2013	2014	2015	As of June 30, 2016(1)
Average real wages	1.8	4.7	2.4	2.4	0.8	1.2
Average change in productivity	0.8	3.5	1.8	0.4	0.5	0.7

(1) Compared to the same period in 2015.

Sources: Chilean Central Bank and National Statistics Institute.

Employment Reforms

On August 29, 2016, the Chilean government enacted Law No. 20,940 aimed at modernizing employment relationships and collective bargaining by introducing several changes and amendments to the Chilean Labor laws. The new law, among others: (i) expands the category of employees entitled to collective bargaining agreements; (ii) increases the matters covered by collective bargaining; (iii) requires the employers to provide labor unions with detailed financial information of the company, compensation of top executives as well as compensation of employees affiliated to labor unions; and (iv) prohibits the termination of employees on strike and their replacement with internal or external workforce to perform their obligations.

Poverty, Income Distribution and Social Reforms

The following table presents information regarding the evolution of poverty for the periods indicated:

Poverty 1990-2015
(% of Population)

	Previous Methodology		New Methodology
Year	Extreme Poverty	Total Poverty(1)	Extreme Poverty	Total Poverty(1)
1990	13.0	38.6	—	—
1992	9.0	32.9	—	—
1994	7.6	27.6	—	—
1996	5.7	23.2	—	—
1998	5.6	21.7	—	—
2000	5.6	20.2	—	—
2003	4.7	18.7	—	—
2006	3.2	13.7	12.6	29.1
2009	3.6	11.4	9.9	25.3
2011	3.1	10.9	8.1	22.2
2013	2.5	7.8	4.5	14.4
2015	n.a.	n.a.	3.5	11.7

(1)	Total poverty includes extreme poverty.

Source: Ministry of Social Development—Social and Economic Survey.

The poorest 20.0% of the population increased its share of ingreso aútonomo (i.e. total income received by the members of a household in return for their supply of labor (excluding in-house domestic services) or by virtue of owning property from 4.2% in 2006 to 4.7% in 2015. The share of national income of the wealthiest 20.0% of the population decreased from 54.6% in 2006 to 49.8% in 2016.

Educational Reforms

In July 2016, the Chamber of Deputies approved a bill that creates the National Public Education System (Sistema Nacional de Educación Pública). The bill seeks to strengthen the quality of Chilean public education and is currently under review by the Education and Culture Commission of the Senate.

In April 2016, the Chilean government enacted Law No. 20,903 that created the Teachers Professional Development System (Sistema de Desarrollo Profesional Docente) as part of the educational reform promoted by the government. The law establishes a new pay scale for teachers that takes into account professional development and seeks to improve opportunities in the educational and teaching careers by introducing new entry requirements and a new students’ evaluation system.

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

Chile’s balance of payment recorded a surplus of US$79.9 million for the nine months ended September 30, 2016, compared to a deficit of US$(523.6) million for the same period in 2015.

Current Account

Chile’s current account recorded a deficit of 6.0% of GDP for the nine months ended September 30, 2016, compared to a deficit of 3.6% of GDP for the same period in 2015.

The merchandise trade surplus increased to US$3.5 billion for the nine months ended September 30, 2016, from US$3.4 billion for the same period in 2015.

For the nine months ended September 30, 2016, merchandise exports totaled US$44.1 billion compared to US$47.3 billion for the same period in 2015 and imports totaled US$40.5 billion, compared to US$43.9 billion for the same period in 2015.

Capital Account and Financial Account

Chile’s capital account recorded a surplus of US$5.4 million for the nine months ended September 30, 2016, compared to a surplus of US$624.9 million for the same period in 2015.

The financial account registered a deficit of US$(2.8) billion and a deficit of US$(4.6) billion for the nine months ended September 30, 2015 and 2016, respectively, which represented 4.9% of GDP in 2015 and 7.4% of GDP in 2016.

The following table sets forth Chile’s Balance of Payments for the periods indicated:

Balance of Payments
(in millions of US$)

	2012	2013	2014	2015	January/September 2015		January/September 2016
Current account
Current account, net	US$ (9,375)	US$(10,311)	US$ (3,316)	US$ (4,762)	US$	(2,681.5)	US$	(2,731.9)
Goods and Services, net	(411)	(2,022)	2,526	(317)		353.9		845.1
Merchandise Trade Balance	2,333	1,708	6,344	3,494		3,429.2		3,521.5
Exports	77,791	76,386	74,924	62,232		47,342.4		44,059.1
Imports	75,458	74,678	68,580	58,738		43,913.2		40,537.6
Services	(2,744)	(3,730)	(3,818)	(3,812)		(3,075.3)		(2,676.5)
Credits	12,387	12,355	11,011	9,777		7,263.7		7,224.4
Debits	15,131	16,085	14,829	13,589		10,339.0		9,900.8
Interest, net	(11,025)	(10,405)	(7,692)	(6,194)		(4,456.4)		(4,730.0)
Interest from investment	(10,970)	(10,233)	(7,538)	(6,067)		(4,359.7)		(4,637.5)
Interest from direct investment(1)	(11,888)	(10,806)	(7,798)	(6,025)		(4,356.2)		(4,308.5)
Abroad	4,265	4,344	4,472	3,327		2,546.4		2,086.9
From abroad	16,153	15,150	12,270	9,352		6,902.6		6,395.3
Interest from portfolio investment	1,150	687	412	208		174.6		(115.1)
Dividends	1,900	1,619	1,538	1,738		1,308.2		1,053.2
Interest	(750)	(932)	(1,127)	(1,530)		(1,133.6)		(1,168.3)
Interest from other investment	(231)	(114)	(151)	(250)		(178.2)		(213.9)
Credits	706	764	654	584		435.6		479.0
Debits	937	878	805	834		613.8		692.9
Current transfers, net	2,060	2,115	1,849	1,750		1,421.0		1,153.0
Credits	1,995	2,152	1,992	1,830		1,481.8		1,295.6
Debits	65	(37)	(142)	(80)		(60.8)		(142.6)

Capital and financial accounts
Capital and financial accounts, net	(9,510)	(11,909)	(3,833)	(4,156)		(2,141.0)		(4,599.3)
Capital account, net	12	11	10	585		624.9		5.4
Financial account, net	(9,521)	(11,920)	(3,844)	(4,741)		(2,765.9)		(4,604.7)
Direct investment, net	(7,938)	(9,490)	(9,427)	(4,663)		(2,338.8)		(4,329.8)
Direct investment abroad	20,555	9,872	12,915	15,794		15,654.7		4,682.8
Shares and other capital	9,401	10,188	7,937	2,864		2,250.1		1,875.5
Earnings reinvested	3,322	3,020	3,363	2,308		2,000.3		1,364.6
Other capital	7,833	(3,336)	1,614	10,621		11,404.4		1,442.7
Direct investment to Chile	28,493	19,362	22,342	20,457		17,993.5		9,012.6
Shares and other capital	8,532	4,806	10,685	6,438		4,990.7		3,706.7
Earnings reinvested	9,085	5,973	3,234	3,974		2,784.7		2,599.1
Other capital(2)	10,876	8,584	8,423	10,045		10,218.1		2,706.9
Portfolio investment, net	4,280	(4,722)	(4,045)	(2,553)		(1,849.1)		(1,487.7)
Assets	15,373	10,668	8,710	437		1,774.1		657.2
Liabilities	11,093	15,390	12,755	2,990		3,623.1		2,144.9
Derived financial instruments, net	(10)	1,005	1,612	933		507.8		418.9
Other Investment, net(3)	(5,486)	976	6,960	1,332		1,437.7		714.0
Assets	(2,332)	(1,093)	3,814	(1,916)		(2,592.3)		203.4
Commercial credits	(308)	(909)	(313)	(1,661)		(2,170.6)		(95.1)
Loans	63	39	81	(827)		(320.2)		425.4
Currency and deposits	(844)	315	4,046	172		(687.0)		107.5
Other assets	(1,242)	(539)	—	400		585.6		(234.5)
Liabilities	3,154	(2,069)	(3,146)	(3,248)		(4,030.0)		(510.7)
Commercial credits	(316)	(639)	(1,512)	(1,387)		(1,435.9)		(166.2)
Loans(3)	2,839	(1,347)	(1,534)	(2,050)		(2,800.0)		(361.6)
Currency and deposits	618	(65)	(104)	202		219.4		17.4
Other liabilities	14	(19)	5	(13)		(13.5)		(0.2)
Assets in reserve, net	(367)	311	1,057	211		(523.6)		79.9
Errors and omissions, net	(158)	(1,620)	(537)	(564)		(709.3)		(1,878.2)
Financial account (excluding change in reserves)	US$ (9,155)	US$ (12,232)	US$ (4,901)	US$ (4,952)	US$	2,242.3	US$	4,684.6
Total balance of payments	US$ (367)	US$ 311	US$ 1,057	US$ 211	US$	(523.6)	US$	79.9

(1) Includes interest.

(2) Net flows of liabilities by loans.

(3) Short term net flows.

Source: Chilean Central Bank.

Foreign Trade

As of June 30, 2016, Chile was a party to 26 bilateral and multilateral agreements with 65 trading partners that account for 95% of its overall trade in 2015 (imports and exports, both MFN and preferential).

Merchandise Trade

The primary countries of origin of Chile’s imports for the nine months ended September 30, 2016 were China (from where 23.7% of total imports originated), the United States (17.8%), Brazil (7.7%), Argentina (4.2%), Germany (3.8%) and France (3.4%). The primary destinations of Chile’s exports for the nine months ended September 30, 2016, were China (which received 27.7% of total exports), the United States (14.2%), Japan (8.2%), South Korea (7.1%), Brazil (4.9%), the Netherlands (2.8%), Peru (2.5%), India (2.4%), Spain (2.4%), Mexico (2.1%) and Taiwan (2.0%). The origins and destinations of Chile’s exports for the nine months ended September 30, 2016 have remained stable compared to the same period in 2015, except for exports to China that have grown from 25.5% to 27.7%. During the nine months ended September 30, 2016, the proportion of Chile’s exports to Asia grew from 48.8% to 49.9%, while the proportion of Chile’s exports to North America decreased slightly from 18.1% to 17.9%, as compared to the same period in 2015. Further, Chile’s geographical distribution of its imports during the nine months ended September 30, 2016, experienced some changes, for example, imports from South America and North America decreased from 18.6% to 18.2% and 23.7% to 22.2% respectively, while imports from Asia have grown from 35.8% to 36.1%.

In the nine months ended September 30, 2016, merchandise exports totaled US$44.0 billion and imports totaled US$42.9 billion. The largest portion of Chile’s imports consists of intermediate goods, such as oil and others fossil fuels, which accounted for 50.0% of total imports in the nine months ended September 30, 2016 compared to 53.3% for the same period in 2015. The share of total imports represented by consumer goods imports amounted to 30.0% in the nine months ended September 30, 2016 compared to 28.8% for the same period in 2015. Imports of capital goods accounted for 20% of total imports for that period compared to 17.9% for the same period in 2015.

The following tables set forth information on exports and imports for the periods indicated:

Geographical Distribution of Merchandise Trade
(% of total exports/imports)

	2013	2014	2015	January/ September 2015	January/ September 2016
EXPORTS (FOB)
Americas:
Argentina	1.4	1.3	1.3	1.2	1.2
Brazil	5.8	5.4	4.9	4.9	4.9
Mexico	1.7	1.7	2.2	2.2	2.1
Peru	2.3	2.4	2.6	2.4	2.5
United States	12.7	12.3	13.1	13.8	14.2
Other	8.6	8.4	9.0	8.9	8.5
Total Americas:	32.5	31.6	33.0	33.4	33.4
Europe:
France	1.4	1.6	1.3	1.4	1.4
Germany	1.3	1.3	1.3	1.2	1.2
Italy	2.2	2.3	1.8	1.8	1.5
Netherlands	3.3	3.0	2.6	2.7	2.8
Spain	1.8	1.9	2.1	2.1	2.4
United Kingdom	0.9	0.9	1.1	1.1	1.1
EFTA	1.4	1.2	0.9	0.9	0.9
Other	5.2	5.0	4.6	4.6	3.9
Total Europe:	17.4	17.2	15.6	15.8	15.1
Asia:
Japan	9.8	9.8	8.5	8.4	8.2
South Korea	5.5	6.2	6.5	6.6	7.1
Taiwan	2.1	2.4	2.3	2.4	2.0
China	25.0	24.3	26.3	25.5	27.7
India	2.9	3.4	3.1	3.2	2.4
Other	2.7	2.7	2.8	2.7	2.5
Total Asia:	48.0	48.9	49.5	48.8	49.9
Other:(1)	2.1	2.4	1.8	1.9	1.6
Total exports:	100.0	100.0	100.0	100.0	100.0

IMPORTS (CIF)
Americas:
Argentina	5.0	4.0	4.0	4.1	4.2
Brazil	6.4	7.8	7.8	7.8	7.7
Mexico	3.2	3.3	3.4	3.4	3.3
United States	20.2	19.5	18.8	19.0	17.8
Other	12.7	12.5	9.9	10.0	8.8
Total Americas:	47.5	47.1	43.9	44.4	41.9
Europe:
France	2.8	3.1	2.5	2.0	3.4
Germany	4.0	3.6	3.8	3.7	3.8
Italy	1.6	1.7	1.9	1.9	1.9
United Kingdom	1.9	1.2	0.9	0.8	0.8
EFTA	0.5	0.5	0.6	0.6	0.7
Other	6.6	6.2	7.1	7.0	8.2

	2013	2014	2015	January/ September 2015	January/ September 2016
Total Europe:	17.4	16.3	16.7	16.0	18.8
Asia:
Japan	3.0	3.2	3.3	3.3	3.4
South Korea	3.5	3.2	3.2	3.4	2.9
Taiwan	0.6	0.5	0.5	0.6	0.5
China	19.9	20.6	23.4	23.1	23.7
Other	3.9	4.3	5.4	5.4	5.6
Total Asia:	30.8	31.7	35.8	35.8	36.1
Other:(1)	4.3	4.9	3.6	3.8	3.2
Total imports:	100.0	100.0	100.0	100.0	100.0

(1) Includes Africa, Oceania and other countries, including those in tax free zones.

Source: Chilean Central Bank.

Services Trade

For the nine months ended September 30, 2016. exported services decreased by 0.5% and imported services decreased by 4.2%, respectively, compared to the same period in 2015.

Foreign Direct Investment (FDI)

The following table presents foreign direct investment, including capital and debt, between 2011 and 2015 by sector:

Stock of Foreign Direct Investment (1)
(in millions of US$)

	2011	2012	2013	2014	2015
Agriculture and Fishing	1,018	876	1,039	1 ,077	1,072
Mining	54,189	69,729	76,849	78,081	85,727
Manufacturing industries	6,938	9,227	10,942	13,062	14,486
Electricity, gas and water supply	10,319	10,896	14,126	18,832	20,108
Construction	612	950	1,214	1,536	1,401
Wholesale and retail trade	2,668	2,992	3,629	10,531	11,524
Hotels and restaurants	100	136	156	165	203
Transport and storage	3,349	4,962	5,243	4,503	4,596
Communications	4,228	6,161	5,982	7,588	7,702
Financial services	20,797	21,567	22,920	28,937	31,427
Engineering and business services	4,107	4,352	4,093	2,186	2,246
Other services	986	1,277	3,386	3,701	3,878
Not classified	66,440	72,916	63,550	52,913	44,858
Total	175,753	206,041	213,129	223,113	229,229

(1) Including capital and debt.

Source: Chilean Central Bank.

MONETARY AND FINANCIAL SYSTEM

Monetary and Exchange Rate Policy, General Overview

Monetary Policy and Interest Rate Evolution

The following table sets forth the Chilean Central Bank’s average interest rates for the periods indicated.

Chilean Central Bank Average Interest Rates
(in %)

	BCP(1)(3)		BCU(2)(3)
Year	5 years	10 years	5 years	10 years	TPM
2011	5.67	5.84	2.43	2.72	4.67
2012	5.26	5.42	2.37	2.44	5.01
2013	5.10	5.25	2.28	2.36	4.92
2014	—	—	—	—	3.75
2015	4.14	—	—	—	3.06
2016 (through September 30)	—	—	—	—	3.50

(1) BCP: Peso-denominated Chilean Central Bank notes.

(2) BCU: UF-denominated Chilean Central Bank notes.

E-18

(3) BCU and BCP are part of the inflation-indexed and peso-denominated financial instruments issued by the Chilean Central Bank since September 2003. See “—Monetary Policy and Interest Rate Evolution.”

Source: Chilean Central Bank.

The following table sets forth the Chilean Treasury’s interest rates for the instruments indicated, as most recently issued.

Chilean Treasury Interest Rates
(in %)

	BTP (1)		BTU (2)
Year	5 years	10 years	5 years	10 years
2011	—	6.03	2.55	2.80
2012	—	5.59	2.36	2.56
2013	—	5.26	—	2.33
2014	4.26	4.71	—	1.70
2015	—	4.47(3)	1.12(4)	1.61(5)
2016 (through June 30)	4.16(6)	4.60(7)	1.24(8)	—

(1)	BTP: Peso-denominated Chilean Treasury notes.

(2)	BTU: UF-denominated Chilean Treasury notes.

(3)	Issued April 22, 2015.

(4)	Issued September 2, 2015.

(5)	Issued May 20, 2015.

(6)	Issued April 27 and May 3, 2016.

(7)	Issued June 22, 2016.

(8)	Issued May 11, 2016.

Source: Ministry of Finance

Inflation

As of September 30, 2016, the inflation rate stood at 3.1% (year-on-year). The TPM, remained stable at 3.50% throughout the third quarter of 2016.

The following table shows changes in the CPI and the PPI for the periods indicated.

E-19

Inflation

	Percent Change from Previous Year at Period End (%)
	CPI	PPI (1)
2011	4.4	(7.4)
2012	1.5	(0.7)
2013	3.0	(2.8)
2014	4.6	(3.3)
2015	4.4	(10.7)
2016 (2)(3)	3.1	(2.3)

(1) Manufacturing, mining and electricity, water and gas distribution industries.

(2) CPI data for 2016 corresponds to variation from September 2015 to September 2016.

(3) PPI data for 2016 corresponds to variation from August 2015 to August 2016.

Source: CPI, Chilean Central Bank. PPI, National Institute of Statistics

Exchange Rate Policy

The appreciation of the dollar continued during 2015, but declined during the first nine months of 2016, with the Chilean peso trading at Ps.659 /US$ 1.00 on September 30, 2016.

E-20

The following table shows the fluctuations in the nominal exchange rate since 2001.

Observed Exchange Rates(1)
(pesos per US$)

	High	Low	Average(2)	Period-End
2001	716.6	557.1	634.9	656.2
2002	756.6	641.8	688.9	712.4
2003	758.2	593.1	691.4	559.4
2004	649.5	559.2	609.5	559.8
2005	592.8	509.7	559.8	514.2
2006	549.6	511.4	530.3	534.4
2007	548.7	493.1	522.5	495.8
2008	676.8	431.2	522.5	629.1
2009	643.9	491.1	559.6	506.4
2010	549.2	468.4	510.4	468.4
2011	533.7	455.9	483.4	521.5
2012	519.7	469.7	486.8	478.6
2013	534.0	466.5	495.0	523.8
2014	621.4	524.6	570.0	607.4
2015	715.7	597.1	654.2	707.3
2016	730.3	645.2	676,8	667.3

(1) The table presents the annual high, low, average and period-end observed rates for each year.

(2) Represents the average of average monthly rates for the periods indicated.

Source: Chilean Central Bank.

International Reserves

International reserves of the Chilean Central Bank amounted to approximately US$39.4 billion as of September 30, 2016.

E-21

The following table shows the composition of net international reserves of the Chilean Central Bank as of the dates indicated:

Net International Reserves of the Chilean Central Bank
(in millions of US$)

	As of September 30, 2015	As of September 30, 2016
Chilean Central Bank:
Assets:
Gold	9	10
SDRs	1,071	755
Reserve position in the IMF	370	223
Other assets	36,796	38,448
Total	38,245	39,437

Liabilities:
Reciprocal Credit Agreements	0	0
Bonds and promissory notes	579	663
Accounts with international organizations	82	83
SDR allocations	1,147	1,140
Total	1,808	1,887

Total international reserves, net	36,437	37,550

Source: Chilean Central Bank

Money Supply

The following tables set forth the monthly average monetary base and the average monetary aggregates as of the dates indicated:

Monetary Base(1)
(in billions of pesos)

	As of September 30, 2015	As of September 30, 2016
Currency in circulation	5,433	5,854
Bank reserves	3,876	3,999
Monetary base	9,309	9,853

(1) There are no demand deposits at the Chilean Central Bank.

Source: Chilean Central Bank.

Monetary Aggregates
(in billions of pesos)

	As of December 31,				As of September
	2012	2013	2014	2015	30, 2016
Currency in circulation	4,199.1	4,693.2	5,160.6	5,679.3	5,854.1
Demand deposits at commercial banks	15,399.3	17,418.7	20,330.2	22,530.8	22,087.6
M1(1)	19,598.4	22,111.9	25,490.8	28,210.0	27,941.6
Total time and savings deposits at banks	51,821.0	59,555.0	63,623.3	69,961.0	74,039.9
Others	596.9	1,065.7	1,351.6	1,132.4	1,378.0
M2(2)	72,016.3	82,732.6	90,465.6	99,303.4	103,359.5
Foreign currency deposits at Chilean Central Bank	8,068.6	9,628.8	12,683.9	14,524.2	14,069.7
Documents of Chilean Central Bank	9,420.5	10,362.4	9,485.0	9,013.2	10,307.5
Letters of Credit	1,490.7	993.8	1,136.3	834.3	351.0
Private Bonds	16,611.0	17,974.3	18,594.2	18,754.9	19,073.5
Others	14,564.8	17,451.9	22,239.2	29,995.9	35,623.1
M3(3)	122,171.9	139,143.7	154,604.2	172,425.9	182,784.2

(1)       M1: Currency in circulation plus checking accounts net of float, demand deposits at commercial banks other than the former and other than demand savings deposits.

(2)       M2: M1 plus time deposits, time savings deposits, shares of mutual funds invested in up to one-year term debt instruments and collections by saving and credit cooperatives (excluding time deposit of the mutual funds previously mentioned and of saving and credit cooperatives).

(3)       M3: M2 plus deposits in foreign currency, documents issued by the Chilean Central Bank, Chilean treasury bonds, letters of credit, commercial papers, corporate bonds, shares of the other mutual funds and shares of pension funds in voluntary savings (excluding mutual funds’ and pension funds’ investments in M3 securities).

Source: Chilean Central Bank.

The following table shows selected monetary indicators for the periods indicated:

Selected Monetary Indicators
(in %)

	January/September 2015	January/September 2016
M1 (% change)	4.2	(3.0)
M2 (% change)	4.8	2.8
Credit from the financial system (% change)(1)	6.8	4.0
Average annual peso deposit rate(2)	1.0	0.8

(1) 2016 Data reflects variation from January to June 2016.

(2) Represents real interest rates for a period of 90 to 365 days.

Source: Chilean Central Bank.

The following table shows liquidity and credit aggregates as of the dates indicated:

Liquidity and Credit Aggregates
(in billions of pesos)

	As of December 31,			As of September 30,
	2013	2014	2015	2015	2016(5)
Liquidity aggregates (at period end)	8,297	8,715	9,702	9,309	9,853
Monetary base:
Currency, excluding cash in vaults at banks	4,693	5,161	5,679	5,433	5,854
M1(1)	22,112	25,491	28,210	26,479	27,942
M2(2)	82,733	90,466	99,303	95,328	103,359
M3(3)	139,144	154,604	172,426	167,938	182,784

Credit aggregates (at period end):
Private sector credit	107,195	118,176	130,870	127,185	133,923
Public sector credit	1,183	(212)	(657)	(954)	(26)

Total domestic credit(4)	86,751	93,072	102,942	100,481	106,228

Deposits(4):
Chilean peso deposits	95,077	103,013	115,477	109,867	117,139
Foreign-currency deposits	14,998	20,001	20,658	20,979	20,842

Total deposits	110,075	123,015	136,135	130,846	137,981

(1) Currency in circulation plus peso-denominated demand deposits.

(2) M1 plus peso-denominated savings deposits.

(3) M2 plus deposits in foreign currency, principally U.S. dollars. Does not include government time deposits at Chilean Central Bank.

(4) Includes capital reserves and other net assets and liabilities.

(5) Credit aggregates and deposits data as of June 30, 2016.

Source: Chilean Central Bank.

Financial Sector

General Overview of Banking System

The following tables provide certain statistical information on the financial system:

	As of August 31, 2015
	Assets		Loans		Deposits		Shareholders’ Equity(1)
	Amount	Market Share	Amount	Market Share	Amount	Market Share	Amount	Market Share
Domestically owned private-sector banks	US$237,882	84.4%	US$168,120	86.8%	US$130,052	81.8%	US$ 18,536	88.6%
Foreign-owned private-sector banks(2)	1,368	0.5	150	0.1	251	0.2	449	2.1
Private-sector total	239,250	84.8	168,270	86.8	130,303	81.9	18,985	90.7
Banco Estado	42,753	15.2	25,505	13.2	28,754	18.1	1,935	9.3
Total banks	US$282,003	100.0%	US$193,775	100.0%	US$159,057	100.0%	US$ 20,920	100.0%

	As of August 31, 2016
	Assets		Loans		Deposits		Shareholders’ Equity(1)(2)
	Amount	Market Share	Amount	Market Share	Amount	Market Share	Amount	Market Share
Domestically owned private-sector banks	US$257,893	83.6%	US$188,210	86.1%	US$143,841	81.4%	US$ 22,637	88.3%
Foreign-owned private-sector banks(3)	1,420	0.5	130	0.1	211	0.1	676	2.6
Private-sector total	259,312	84.0	188,340	86.1	144,052	81.5	23,313	90.9
Banco Estado	49,337	16.0	30,345	13.9	32,758	18.5	2,321	9.1
Total banks	US$308,649	100.0%	US$218,685	100.0%	US$176,810	100.0%	US$ 25,634	100.0%

(1) Corresponds to the “Capital Básico.” This item included capital and reserves.

(2) Data as of July 31, 2016.

(3) Foreign-owned subsidiaries of foreign banks are classified as domestically owned private-sector banks. If they were classified as foreign-owned private-sector banks, the market share of foreign-owned private-sector banks would be as follows: as of August 31, 2015: assets: 36.6%, loans: 36.5%, deposits: 32.6%, shareholders’ equity: 38.7%, and as of August 31, 2016: assets: 45.3%, loans: 45.5%, deposits: 41.7%, shareholders’ equity: 48.5%, with the corresponding reduction in the market share of domestically owned private-sector banks.

Source: SBIF.

The following tables set forth the total assets of the four largest Chilean private-sector banks, the state-owned Banco Estado and other banks in the aggregate for the period indicated:

	As of September 30, 2015
	in billions of Pesos	Market Share %

Banco Santander-Chile	34,724	17.6
Banco Estado	30,822	15.7
Banco de Chile	30,307	15.4
Banco de Crédito e Inversiones	25,119	12.8
Itaú Corpbanca	20,935	10.6
Other banks	54,906	27.9
Total Banking System	196,812	100.0

Source: SBIF.

	As of September 30, 2016
	in billions of Pesos	Market Share %

Banco Santander-Chile	35,800	17.3
Banco de Chile	32,597	15.8
Banco Estado	31,019	15.0
Itaú Corpbanca	30,146	14.6
Banco de Crédito e Inversiones	29,908	14.5
Other banks	46,991	22.8
Total Banking System	206,462	100.0

Source: SBIF.

The following table sets forth information on bank operation efficiency indicators for the periods indicated:

Indicators of Financial System Efficiency
(%)

	Nine months ended
	September 30, 2015	September 30, 2016

Return on assets	0.9	0.8
Return on equity	11.2	9.0
Non-performing loans as a percentage of total loans	0.9	0.8
Gross operational margin/assets	3.4	3.2
Operating expenses/operating revenue	46.7	49.4
Operating expenses/average total assets	1.6	1.6
Regulatory capital to risk-weighted assets	12.6	13.6(1)

(1) Data as of August 31, 2016.

Source: SBIF.

Stock Exchanges

The table below summarizes recent value and performance indicators for the Santiago Stock Exchange:

Indicators for the Santiago Stock Exchange

As of December 31,	Market Capitalization (in billions of US$)	Annual Trading Volume (in billions of US$)	IGPA(1)	IPSA(2)
2011	269.2	52.3	20,129.80	4,177.53
2012	313.3	45.6	21,070.28	4,301.38
2013	298.4	45.8	18,227.05	3,699.19
2014	249.8	32.4	18,870.41	3,850.96
2015	195.8	20.7	18,151.50	3,680.21
2016 (September)	216.2	n.a.	20,046.48	4,015.25

(1)       The General Stock Price Index (Indice General de Precios de Acciones, or IGPA) is an index weighted by market capitalization that measures the price variations of any stocks listed on the Santiago Stock Exchange with an annual trading volume of at least UF10,000 (US$397,892.5 as of September 30, 2016).

(2)       The Selective Stock Price Index (Indice de Precios Selectivo de Acciones, or IPSA) is an index tied to the stocks on the Santiago Stock Exchange with a market capitalization of at least US$200 million.

Source: Santiago Stock Exchange.

Institutional Investors

The following table sets forth the amount of assets of the various types of institutional investors in Chile as of the following dates:

Total Assets of Institutional Investors (in billions of US$)

As of December 31,	Pension Funds (AFPs)	Insurance Companies	Mutual Funds	Investment Funds(1)	Foreign Capital Investment Funds	Total
2001	35.4	11.8	4.8	1.3	0.6	53.9
2002	35.8	12.3	6.3	1.3	0.4	56.1
2003	49.2	16.7	8.3	1.9	0.7	76.8
2004	60.5	19.9	11.8	2.4	0.8	95.5
2005	74.5	23.9	13.6	2.8	0.8	115.6
2006	88.3	25.2	17.7	4.0	0.4	135.6
2007	111.3	30.8	24.5	6.7	0.3	173.5
2008	74.3	27.8	17.9	4.4	0.2	124.6
2009	118.1	35.8	34.3	6.4	0.4	195.0
2010	148.4	42.4	38.2	9.5	0.5	239.1
2011	135.0	36.8	33.3	8.7	0.3	218.8
2012	162.0	43.7	37.9	10.2	0.4	254.2
2013	163.0	43.0	39.4	9.2	0.3	254.9
2014	165.4	41.4	44.1	9.0	0.4	260.4
2015	154.7	40.5	40.0	11.1	0.4	246.6

As of December 31,	Pension Funds (AFPs)	Insurance Companies	Mutual Funds	Investment Funds(1)	Foreign Capital Investment Funds	Total
As of September 30,
2015	150.7	47.2	39.1	10.1	n.a.	247.1
2016	176.6	56.2	48.6	n.a.	n.a.	281.4

(1) Includes international investment funds.

Source: SVS, SP.

Pension Funds and the Chilean Pension System

As of September 30, 2016, the pension funds held aggregate financial assets equal to approximately US$176.6 billion.

PUBLIC SECTOR FINANCES

Public Sector Accounts and Fiscal Statistics

Public Sector Accounts

In 2015, the Chilean Central Bank recorded a gain of US$2.4 billion, compared to a gain of US$0.5 billion in 2014, mainly reflecting the impact of exchange rate fluctuations on its reserve assets. The Chilean Central Bank’s equity (patrimonio neto) was US$(2.8) billion as of December 31, 2015, compared to US$(5.8) billion as of December 31, 2014.

For the nine months ended September 30, 2016, the Chilean Central Bank recorded a loss of US$(2.5) billion, mainly due to the impact of exchange rate fluctuations on its reserve assets. The Chilean Central Bank’s equity (patrimonio neto) was US$(5.5) billion as of September 30, 2016.

Fiscal Responsibility Law

Pension Reserve Fund

The table below sets forth the total contribution to, and total withdrawals from, the Pension Reserve Fund (“FRP”) for the eight months ended August 31, 2016, as well as the total assets of the FRP at such date:

	Contribution (in millions of US$)	Withdrawals (in millions of US$)	Total Assets at August 31, 2016 (in millions of US$)
For the eight months ended August 31, 2016	462.3	0	9,360.4

Contributions to the FRP were made with funds withdrawn from the Economic and Social Stabilization Fund.

Economic and Social Stabilization Fund

The table below sets forth the total contribution to, and total withdrawals from, the Economic and Social Stabilization Fund (“FEES”) as of August 31, 2016, as well as the total assets of the FEES at such date:

	Contribution (in millions of US$)	Withdrawals (in millions of US$)	Total Assets at August 31, 2016 (in millions of US$)
For the eight months ended August 31, 2016	0	462.3	14,579.1

Budget Law and Political Initiatives

The following table sets forth a summary of public sector accounts during the eight months ended August 31 of 2015 and 2016 (calculated on an accrual basis and as a percentage of GDP for the periods indicated):

Public Sector Finances
(in billions of US$ and % of total GDP)

	January 1, 2015 – August 31, 2015		January 1, 2016 – August 31, 2016
Current Revenues and Expenditures	(US$)	(%)	(US$)	(%)
Revenues	34.3	14.2	34.3	14.4
Net taxes(1)	28.4	11.8	28.6	12.0
Copper revenues(2)	0.8	0.3	0.6	0.2
Social Security contributions	2.3	1.0	2.3	1.0
Donations	0.1	—	0.1	—
Real property incomes	0.6	0.3	0.7	0.3
Operational revenues	0.9	0.4	0.9	0.4
Other revenues	1.1	0.5	1.2	0.5
Expenditures	30.2	12.5	30.3	12.8
Wages and salaries	7.3	3.0	7.5	3.1
Goods and services	3.1	1.3	2.9	1.2
Interest on public debt	1.3	0.5	1.3	0.6
Transfer payments	11.8	4.9	12.2	5.1
Transfers to social security	6.7	2.8	6.4	2.7
Others	0.1	—	0.1	—
Capital Revenues and Expenditures
Revenues
Asset sales	—	—	—	—
Expenditures
Investment	2.8	1.2	2.9	1.2
Capital transfers	2.6	1.1	2.7	1.1
Central government balance	(1.4)	(0.6)	(1.5)	(0.6)

(1)	Taxes collected net of refunds.

(2)	Excludes transfers from Codelco under Law No. 13,196. This law (Ley Reservada del Cobre), which is not publicly disclosed, earmarks 10% of Codelco’s revenues from the export of copper and related byproducts for defense spending and these funds are therefore excluded from the central government’s current revenues. Defense spending is considered an extrabudgetary expense in accordance with IMF accounting guidelines.

Source: Chilean Budget Office.

For 2015, the central government recorded a fiscal deficit equivalent to US$(5.2) billion, or 2.2% of GDP, and a structural fiscal deficit of US$(3.6) billion, or 1.6% of GDP.

2017 Budget Bill

The following table sets forth the assumptions used to calculate the structural fiscal revenues for the purpose of preparing the 2017 budget, submitted to Congress in September 2016:

2017 Budget Assumptions for Structural Balance

2017 Budget Assumptions
Trend Real GDP growth (Average % change for the next five years)	3.0
Long-term Copper price (US$ cents per pound) (2016-2025)	256

The following table sets forth the macroeconomic assumptions underlying the budget submitted to Congress in September 2016:

2017 Budget Assumptions for Effective Balance

2017 Budget Assumptions
Real GDP growth (% change compared to 2016)	2.25
Real domestic demand growth (% change compared to 2016)	2.8
CPI (% change December 2016 compared to December 2015)	3.0
Annual average nominal exchange rate (Ps./US$)	700
Annual average Copper price (US$ cents per pound)	220
Annual average Molybdenum price (US$ per pound)	n.a.

Source: Chilean Budget Office.

Based on the macroeconomic assumptions, revenues of the central government for 2017 are estimated at US$52.1 billion, representing an increase of 1.7% compared to the revenues estimated for 2016. This increase reflects greater expected tax revenue from non-mining companies estimated to be 0.3% higher than in 2016, which are partially offset by the expected decrease in revenues originating from Codelco (transfers and taxes), estimated to be 3.0% lower than in 2016, respectively.

As a result, the government has budgeted a fiscal deficit of US$(8.1) billion, or 3.3% of GDP, for 2017. The 2017 budget assumes a structural fiscal deficit of 1.5% of GDP. See Form 18-K—“Fiscal Policy Framework — Structural Balance Policy Rule”.

Government Revenue

Taxation

Tax revenues accounted for 12% of GDP for the first eight months of 2016, compared to 11.8% of GDP for the same period in 2015.

Tax Reforms

In February 2016, the government enacted Law No. 20,899 introducing adjustments to the tax reform launched in 2014. The new law includes, among other changes: (i) a revised methodology for computation of corporate income tax credit at a shareholder-level against final taxes (first category tax for residents and withholding tax for non-residents); (ii) the elimination of the 65% limit on the creditability of corporate income tax against non-resident withholding tax (35%) on distributions under the semi-integrated mechanism for shareholders resident in jurisdictions that were party to a tax treaty with Chile as of January 1, 2017 and the treaty enters into force before December 31, 2019; (iii) broader foreign tax credit rules; and (iv) amendments to the rules applicable to controlled foreign corporations (CFC).

On October 26, 2016, the government enacted Law No. 20,956 that introduced miscellaneous modifications to a number of laws and regulations incidental to the financial-sector aimed at boosting productivity by expanding financing options, promoting the export of services and simplifying procedures for entrepreneurs and investors. Among other measures, the law introduced (i) changes to the VAT Law to promote and facilitate exports of domestic services; (ii) changes to the Income Tax Law to streamline the taxation on the issuance and trading of debt securities; (iii) changes to the electronic invoicing regime to facilitate trading and financing discounts; (iv) modifications to the Pensions Law and Insurance Law to diversify investment products available for pension funds and insurance companies by introducing new investment alternatives, including infrastructure projects; (v) modifications to the Organic Law of the Central Bank of Chile to authorize the existence and operation of domestic clearing and settlement entities and to recognize global payment, clearing and settlement organizations and the participation of local banks and financial entities in such systems; and (vi) modifications to the law governing local securities’ custodian entities to expand their ability to vote, transfer and foreclose upon securities held in custody. These modifications will become effective at different points in times to allow each industry to implement the necessary operational changes.

Tax Measures for Foreign Investors

The Chilean government has entered into, and is currently negotiating with other countries, international agreements to avoid double taxation and to prevent tax evasion. Most of these agreements are or are expected to be based on the OECD model agreement. On April 1, 2016, the Chilean government signed a double taxation agreement with Uruguay, which is expected to enter into force in January 2017.

Government-owned Enterprises

The following table sets forth the government’s share ownership and total assets of the principal state-owned enterprises as of June 30, 2016, and revenue and net income (loss) for the six month period ended June 30, 2016:

	Percentage of State Ownership as of June 30, 2016	Total Assets as of June 30, 2016 (in millions of US$)	Revenue for the six month period ended June 30, 2016 (in millions of US$)	Net Income (Loss) for the six month period ended June 30, 2016 (in millions of US$)
Main Public Sector Enterprises:
Banco Estado (financial)	100.0	49,383	925	149
Codelco (copper)	100.0	31,916	5,406	(204)
ENAP (oil and gas)	100.0	3,109	2,181	94
Enami (mining)	100.0	616	540	(42)
EFE (railway)	100.0	2,170	52	(43)
Metro S.A. (Santiago’s subway)	100.0	5,951	230	18

Source: Chilean Budget Office.

Banco Estado

In the six month period ended June 30, 2016, Banco Estado recorded revenues of US$925 million, an 11% increase compared to the same period in 2015. In the six month period ended June 30, 2016, Banco Estado had a net income of US$149 million, a 53% increase compared to the same period in 2015.

Codelco

In the six month period ended June 30, 2016, Codelco recorded revenues of US$5,406 million, an 8% decrease compared to the same period in 2015. In the six month period ended June 30, 2016, Codelco had a net loss of US$(204) million, a 226% decrease compared to the same period in 2015.

Income tax payments and other taxes paid by Codelco to the Chilean Treasury for the eight month period ended August 31, 2016 amounted to US$558 million.

ENAP

In the six month period ended June 30, 2016, ENAP recorded revenues of US$2,181 million, a 29% decrease compared to the same period in 2015. In the six month period ended June 30, 2016, ENAP had a net income of US$94 million, a 37% decrease compared to the same period in 2015.

Enami

In the six month period ended June 30, 2016, Enami recorded revenues of US$540 million, a 16% decrease compared to the same period in 2015. In the six month period ended June 30, 2016, Enami had a net loss of US$(42) million, a 57% increase compared to the same period in 2015.

EFE

In the six month period ended June 30, 2016, EFE recorded revenues of US$52 million, an 8% increase compared to the same period in 2015. In the six month period ended June 30, 2016, EFE had a net loss of US$(43) million, a 1% increase compared to the same period in 2015.

In the six month period ended June 30, 2016, EFE had revenues derived from passenger transport (30%), cargo (17%), real estate management (8%) and others (45%).

Metro

In the six month period ended June 30, 2016, Metro recorded revenues of US$230 million, a 1% increase compared to the same period in 2015. In the six month period ended June 30, 2016, Metro had a net income of US$18 million, a 119% increase compared to the same period in 2015.

PUBLIC SECTOR DEBT

External Debt

As of June 30, 2016, Chile’s total public sector external debt totaled to US$10.2 billion. The ratio of public sector external debt to GDP stood at 4.2%. Chile is current on all its obligations to the IMF and other multilateral organizations.

The following table sets forth the outstanding amount of public sector external debt as of the date indicated:

Public Sector External Debt, By Creditor
(in millions of US$)

	As of December 31,					As of June 30,
	2011	2012	2013	2014	2015	2016
IDB	602.0	562.9	523.7	478.6	412.6	534.2
IBRD (World Bank)	125.9	111.9	98.2	96.9	100.7	92.5
Bonds	3,668.6	5,221.1	4,307.2	5,712.7	7,027.6	9,213.7
IDA (World Bank)	—	—	—	—	—	—
Others	884.7	238.7	230.5	256.1	236.3	339.2
Total	5,280.5	6,134.6	5,159.6	6,544.3	7,777.2	10,179.7

Source: Chilean Budget Office.

The following table sets forth public sector external debt by currency as of the date indicated:

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Public Sector External Debt, by Currency
(in millions of US$)

	2014	2015	As of June 30, 2016

United States Dollar	4,784.6	4,703.7	5,689.6
Euro	1,044.1	2,459.1	3,833.1
Chilean Pesos	715.1	614.1	656.6
Other	0.5	0.4	0.4
Total	6,544.3	7,777.2	10,179.7

Source: Chilean Budget Office.

The following table provides a summary of government expenditures by category for the dates indicated:

Amortization of Gross Total Consolidated Public Sector External Debt(1)
(in millions of US$)

	Outstanding as of June 30, 2016	2016	2017	2018	2019	2020	2021	2022 to Final Maturity
Central Government:
Multilateral organizations	626.7	49.0	93.8	72.6	66.6	55.6	44.0	245.0
Chilean Treasury bills	—	—	—	—	—	—	—	—
Chilean Treasury bonds	9,213.7	—	—	—	—	1,396.5	561.2	7,256.1
Bilateral and Others	339.2	12.3	33.5	38.1	36.1	36.1	30.2	152.9
Total	10,179.7	61.4	127.3	110.7	102.7	1,488.2	635.4	7,654.0
Chilean Central Bank:
Multilateral organizations	85	—	—	—	—	—	—	85
Bilateral creditors	—	—	—	—	—	—	—	—
Commercial banks	—	—	—	—	—	—	—	—
Other creditors	—	—	—	—	—	—	—	—
Bonds issued locally hold by foreign investor	824	—	—	—	—	—	—	824
SDR allocations (IMF)(2)	1,143	—	—	—	—	—	—	1,143
Total	2,052	—	—	—	—	—	—	2,052

Banco Estado:
Multilateral organizations	—	—	—	—	—	—	—	—
Bilateral creditors	—	—	—	—	—	—	—	—
Commercial banks	1,115.0	774.0	194.0	—	—	—	—	147.0
Banco Estado NY	845.0	282.0	388.0	50.0	—	—	125.0	—
Subtotal	1,960.0	1,056.0	582.0	50.0	—	—	125.0	147.0
Other creditors	2,394.0	—	698.0	232.0	—	801.0	—	663.0
Total	4,354.0	1,056.0	1,280.0	282.0	—	801.0	125.0	810.0

Non-financial public enterprises:
Multilateral organizations	1,042.0	266.0	32.0	332.0	332.0	32.0	32.0	16.0
Bilateral creditors	—	—	—	—	—	—	—	—
Commercial banks	2,369.7	412.9	365.5	1,121.4	203.7	107.8	43.2	115.2
Bonds	13,869.1	—	—	219.8	900.0	1,500.0	1,650.0	9,599.3
Other creditors	144.3	53.2	52.7	4.2	4.2	4.2	4.2	21.6
Total	17,425.1	732.1	450.2	1,677.4	1,439.9	1,644.0	1,729.4	9,752.1

Total Gross Public Sector External Debt	34,010.8	1,849.5	1,857.5	2,070.1	1,542.6	3,933.2	2,489.8	20,268.1

(1)	Includes medium- and long-term external debt.

(2)	Special Drawing Rights (Derechos Especiales de Giro) are an international reserve asset created by the IMF.

Source: Central Bank, Budget Office, Banco Estado and Treasury.

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Total Consolidated Public and Private Sector External Debt

The following table sets forth approximate outstanding amounts of Chile’s public and private sector external debt as of the dates indicated:

Total Consolidated Public and Private Sector External Debt
(in millions of US$ except ratios and as noted)

	2011	2012	2013	2014	2015	As of June 30, 2016
Medium- and long-term debt
Public sector(1)	19,347	23,346	25,836	29,217	30,137	34,716
Private sector	60,525	73,213	89,418	101,243	103,051	106,523
Total medium- and long-term debt	79,872	97,558	115,254	130,460	133,188	141,239
Short-term debt
Public sector(1)	1,744	1,896	1,047	877	439	391
Private sector	17,690	20,992	18,249	18,315	22,030	19,879
Total short-term debt	19,434	22,888	19,296	19,192	22,468	20,269
Total short-, medium and long-term debt	99,306	120,446	134,550	149,652	155,656	161,508
Use of IMF credit	0	0	0	0	0	0
Total public(1) and private external debt, less reserves (in billions of U.S. dollars)	57.3	78.8	93.5	109.2	117.0	121.8
Total public(1) and private external debt/GDP	42.7%	44.7%	51.4%	61.6%	69.9%	65.9%
Total public(1) and private external debt/exports(2)	105.0%	133.6%	151.6%	174.1%	216.2%	234.0%

(1)	Includes central government, Chilean Central Bank and public enterprises as well as publicly guaranteed private debt.
(2)	Exports include goods and services.

Source: Chilean Central Bank.

Central Government External Bonds

As of September 30, 2016, Chile had the following global bonds outstanding:

●	3.875% US$739,844,000 Notes due August 5, 2020;

●	5.5% Ps.434,345,000,000 Notes due August 5, 2020;

●	3.25% US$561,204,000 Notes due September 14, 2021;

●	2.25% US$634,119,000 Notes due October 30, 2022;

●	1.625% €1,240,000,000 Notes due January 30, 2025;

●	3.125% US$758,262,000 Notes due March 27, 2025;

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●	1.875% €950,000,000 Notes due May 27, 2030;

●	3.625% US$750,000,000 Notes due October 30, 2042;

●	1.75% €1,200,000 Notes due January 20, 2026; and

●	3.125% US$1,349,122,000 Notes due January 21, 2026.

On January 21, 2016, the Republic issued 3.875% US$739,844,000 Notes due August 5, 2020. A portion of the net proceeds of this issue was applied to prepay US$89,623,000 of the 3.875% Notes due August 5, 2020; US$94,823,000 of the 3.25% Notes due September 14, 2021; US$115,881,000 of the 3.25% Notes due October 30, 2022; and US$301,869,000 of the 3.125% Notes due March 27, 2025.

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Central Government Internal Bonds

Chilean Treasury Bond Issuances in the Local Market
(in millions of US$)(1)

The following table reflects the Chilean Treasury’s bond issuances since 2003:

As of December 31,	BTP- 5(2)	BTP- 7(3)	BTP- 10(4)	BTP- 20(5)	BTP- 30(6)	BTU- 5(7)	BTU- 7(8)	BTU- 10(9)	BTU- 20(10)	BTU- 30(11)	Total	% of GDP

2003	—	—	—	—	—	—	—	—	363	—	363	0.4
2004	—	—	—	—	—	—	—	—	773	—	773	0.7
2005	—	—	—	—	—	—	—	385	385	—	769	0.6
2006	—	—	—	—	—	—	—	—	—	—	—	0.0
2007	—	—	343	—	—	—	—	—	401	—	743	0.4
2008	—	—	318	—	—	—	—	—	702	583	1,603	1.1
2009	336	—	474	—	—	558	—	1,034	411	414	3,227	1.7
2010	—	—	801	—	—	641	1,099	1,558	1,374	1,374	6,847	2.9
2011	—	863	863	—	—	855	770	770	727	727	5,574	2.4
2012	—	—	521	519	—	483	229	455	516	638	3,361	1.2
2013	—	—	501	503	403	—	—	1,333	654	561	3,955	1.5
2014	247	—	387	519	280	—	—	662	602	466	3,163	1.3
2015	—	—	1,067	773	707	924	—	1,123	924	743	6,261	2.8
2016(12)	1,062	—	1,463	743	—	1,492	—	1,492	752	—	7,004	2.8

(1)	Using the peso/dollar exchange rate at December 31 of the applicable year and at September 30, 2016 for 2016 data.

(2)	Peso-denominated internal bonds with 5 year a term.

(3)	Peso-denominated internal bonds with a 7 year term.

(4)	Peso-denominated internal bonds with a10 year term.

(5)	Peso-denominated internal bonds with a 20 year term.

(6)	Peso-denominated internal bonds with a 30 year term.

(7)	UF-denominated bonds with a 5 year term.

(8)	UF-denominated bonds with a 7 year term.

(9)	UF-denominated bonds with a 10 year term.

(10)	UF-denominated bonds with a 20 year term.

(11)	UF-denominated bonds with a 30 year term.

(12) As of September 30, 2016. Amounts correspond to financing operations and do not include bonds issued solely to refinance outstanding bonds.

Source: Ministry of Finance.

Liability Management in the Local Market

In 2016, the Republic implemented a liability management program in the local market. Through this program, the Republic sold various series of UF-denominated Chilean Central Bank notes due in 2021, 2026, 2035 and 2043; and Peso-denominated notes due in 2021, 2026, 2035 and 2044 to refinance outstanding Peso and UF denominated bonds for an aggregate amount of approximately US$16,162 million.

Total Consolidated Internal and External Debt of Non-Financial Public Enterprises

The following table set forth the total domestic and external debt of non-financial public enterprises for the dates indicated:

Debt and Assets of Non-Financial Public Enterprises(1)
Consolidated (in millions of pesos of each year except as indicated)

	As of December 31,				As of September 30,
	2012	2013	2014	2015	2016

Total financial debt	9,026,812	10,532,974	13,430,636	16,071,153	15,480,026
Financial debt, excluding debts owed to central government	9,026,812	10,532,974	13,430,636	16,071,153	15,480,026
Short-term(2)	1,181,417	1,127,000	1,100,174	1,342,042	1,291,929
Long-term(3)	7,845,395	9,405,974	12,330,462	14,729,110	14,188,097
Financial debt with central government(4)	0	0	0	0	0
Financial assets(5)	1,255,156	1,146,806	1,608,081	1,838,036	872,113
Net financial debt	7,771,656	9,386,168	11,822,555	14,233,117	14,607,913
Excluding central government	7,771,656	9,386,168	11,822,555	14,233,117	14,607,913

(1)	Includes Codelco, Enami, ENAP, Metro, EFE, Astilleros y Maestranzas de la Armada (Asmar), Empresa Nacional de Aeronáutica (Enaer), Casa de Moneda de Chile, Zofri S.A. and Correos de Chile; excludes Banco Estado and the Chilean Central Bank.

(2)	Includes short-term obligations with banks and financial institutions and current amounts due under long-term obligations, obligations with the public (bonds) and current amounts due to long-term credit providers.

(3)	Includes long-term obligations with banks and financial institutions, obligations with the public (bonds) and obligations owed to long-term credit providers.

(4)	Excludes tax on income and deferred taxes.

(5)	Includes cash, term deposits, net negotiable securities, financial investments in repurchase agreements.

Source: Ministry of Finance.

The following tables set forth the total net debt of the Chilean Central Bank and Central Government for the dates indicated:

Net Consolidated Debt of the Chilean Central Bank and Central Government (as a % of GDP)

	As of December 31,					As of September 30,
	2011	2012	2013	2014	2015	2016

Net Consolidated Debt	(10.6)	(7.9)	(7.9)	(7.5)	(8.1)	(4.6)

Source: Chilean Central Bank, Chilean Budget Office and Comptroller General of the Republic.

Net Debt of the Chilean Central Bank
(in millions of pesos of each year)

	As of December 31,				As of September 30,
	2012	2013	2014	2015	2016

Liabilities	19,749,320	18,592,976	20,193,733	20,336,735	20,383,916
Chilean Central Bank Notes and Bonds(1)	12,905,055	13,033,022	12,908,185	13,494,386	15,743,262
Fiscal Deposits	626,202	313,057	1,226,599	419,683	390,638
Others(2)	6,218,063	5,246,896	6,058,949	6,422,667	4,250,015
Assets without subordinated debt	21,169,733	21,669,897	24,744,603	27,530,130	26,238,341
Net International Reserves (in US$ million)	41,649	41,094	40,447	38,643	39,437
Others(3)	1,236,299	146,676	177,943	196,702	246,442
Total Net Debt without subordinated debt(1)(2)	(1,420,413)	(3,076,921)	(4,550,870)	(7,193,395)	(5,854,425)

(1)	Includes various notes and bonds of the Chilean Central Bank such as the Chilean Central Bank discountable promissory notes (PDBC), Chilean Central Bank indexed promissory notes (PRBC), Chilean Central Bank bonds in Chilean pesos (BCP), Chilean Central Bank bonds in UF (BCU), Chilean Central Bank bonds in U.S. dollars (BCD) and other instruments.

(2)	Includes other deposits and obligations, reciprocal agreements and other securities.

(3)	Includes net internal credit, excluding fiscal transfers, subordinated debt, SINAP obligations and popular capitalism, other securities from abroad, contributions to international organizations and other adjusted domestic securities.

Source: Chilean Central Bank.

Central Government Total Net Debt
(in millions of pesos of each year except as indicated)

	2013		2014		2015		As of September 30, 2016

Debt in pesos	Ps.	15,285,636	Ps.	18,681,365	Ps.	22,523,188	Ps.	28,260,000
External Debt		434,345		434,345		464,148		434,345
Domestic Debt		14,851,291		18,247,020		22,059,040		27,825,655
Assets in pesos		9,000,392		9,151,137		10,782,887		13,145,788
Assets in pesos, without public enterprises(1)		9,000,392		9,151,137		10,778,887		13,145,788
Chilean Central Bank Deposits		200,952		1,117,977		296,689		35
Financial debt of public enterprises with the Central government		0		0		4,000		0
Net debt in pesos(2)		6,285,244		9,530,228		11,740,301		15,114,223

Debt in U.S. dollars (in US$ million)	US$	4,330	US$	5,829	US$	7,121	US$	9,669
Treasury Bills with the Chilean Central Bank (in US$ million)		—		—		—		—
External Debt (in US$ million)	US$	4,330	US$	5,829	US$	7,121	US$	9,669

	2013		2014		2015		As of September 30, 2016

Assets in U.S. dollars, Chilean Central Bank Deposits(3) (in US$ million)	US$	31,133	US$	32,162	US$	31,477	US$	35,171
Net debt in U.S. dollars (in US$ million)	US$	(26,803)	US$	(26,333)	US$	(24,356)	US$	(25,502)
Total Financial Debt(4)		17,553,695		22,221,911		27,560,190		34,632,343
Total Financial Assets(5)		25,306,676		28,685,723		33,047,936		36,326,144
Total Net Financial Debt		(7,752,981)		(6,463,812)		(5,487,747)		(1,693,800)

(1)	Does not include assets of the old scholarship system.

(2)	Includes CORFO.

(3)	Includes Oil Stabilization Fund, Sovereign Wealth Funds, Infrastructure Fund and governmental term deposits.

(4)	Debt in pesos plus debt in U.S. dollars.

(5)	Assets in pesos plus assets in U.S. dollars.

Source: Chilean Central Bank, Chilean Budget Office and Comptroller General of the Republic.

Public Debt Statistics

Central Government Indebtedness

As of September 30, 2016, central government liabilities accounted for 21.1% of GDP, and a negative net indebtedness totaling 1.0% of GDP, compared to 4.8% for the same period in 2015.

Chilean Central Bank Debt and Consolidated Debt

As of September 30, 2016, the assets of the Chilean Central Bank exceeded its liabilities, resulting in negative net indebtedness equivalent to 3.6% of GDP (for the past 12 months), compared to 4.4% of GDP (for the past 12 months) as of September 30, 2015.

As of September 30, 2016, the negative net consolidated debt of the central government and the Chilean Central Bank, in the aggregate, accounted for 4.6% of GDP, compared to 9.2% of GDP (for the past 12 months) as of September 30, 2015.

Other Assets and Liabilities

As of September 30, 2016, the financial indebtedness of state-owned companies, excluding indebtedness owed to the Republic of Chile, amounted to approximately 9.4% of GDP, approximately, compared to 10.6% of GDP for the same period in 2015.

As of September 30, 2016, the total amount of debt of state-owned companies guaranteed by the Republic totaled 1.6% of GDP.

The government estimates that liabilities to workers who migrated from the state-administered pension system to the privately administered system equals to 1.5% of GDP, as of September 30, 2016.